CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-200618 on Form N-2 of our report dated January 22, 2015, relating to the financial statements and financial highlights of First Trust Specialty Finance and Financial Opportunities Fund appearing in the Annual Report on Form N-CSR for the year ended November 30, 2014, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
February 11, 2015